TOLL BROTHERS, INC. & SUBSIDIARIES     EXHIBIT 11

          STATEMENT:  COMPUTATION OF EARNINGS PER SHARE

                                          Nine Months          Nine Months
                                          ended July 31      ended July  31
                                          -------------      --------------
                                               1996               1995
                                               ----               ----
Net income per income statement             $31,659,000         $32,946,000
Addback:  Interest on convertible
          debentures, net of income taxes     1,164,000           1,190,000
                                           ------------        ------------
Net income (Fully-diluted)                  $32,823,000         $34,136,000
                                           ============        ============
Earnings per share:
          Primary                           $      0.92         $      0.98
          Fully-diluted                     $      0.89         $      0.94

PRIMARY SHARES:
Weighted average shares outstanding          33,852,173          33,475,849

Common stock equivalents - stock options        644,004             293,449
                                           ------------        ------------
          TOTAL                              34,496,177          33,769,298
                                           ============        ============
FULLY-DILUTED SHARES:
Weighted average shares outstanding          33,852,173          33,475,996

Common stock equivalents - stock options        653,898             575,238

Shares issuable on conversion of
          subordinated debentures             2,404,382           2,452,917
                                           ------------        ------------
          TOTAL                              36,910,453          36,504,151
                                           ============        ============

                                            Three Months      Three Months
                                            ended July 31     ended July 31
                                            -------------     -------------
                                               1996                1995
                                               ----                ----
Net income per income statement             $15,413,000         $15,242,000
Addback:  Interest on convertible
          debentures, net of income taxes       379,000             395,000
                                          -------------        ------------
Net income (Fully diluted)                  $15,792,000         $15,637,000
                                          =============        ============
Earnings per share:
          Primary                           $      0.45         $      0.45
          Fully Diluted                     $      0.43         $      0.43

PRIMARY SHARES:
Weighted average shares outstanding          33,908,619          33,531,627

Common stock equivalents - stock options        526,355             542,359
                                           ------------        ------------
          TOTAL                              34,434,974          34,073,986
                                           ============        ============
FULLY-DILUTED SHARES:
Weighted average shares outstanding          33,908,619          33,531,627
Common stock equivalents - stock options        526,290             627,824
Shares issuable on conversion of
          subordinated debentures             2,344,782           2,445,931
                                           ------------        ------------
          TOTAL                              36,779,691          36,605,382
                                           ============        ============